Exhibit 10.02

Pandora Media Corporate Incentive Plan for Fiscal Year Ending December 31, 2018

The Pandora Media, Inc. (“Pandora”) Corporate Incentive Plan for the fiscal year ending December 31, 2018 (the “Plan”) is designed to reward eligible employees for their efforts toward the accomplishment of Pandora’s goals during the Plan Year. For purposes of the Plan, “Plan Year” means Pandora’s fiscal year starting January 1, 2018 through and including December 31, 2018. For purposes of measuring performance under the Plan, there are two distinct “Performance Periods”. The “First-Half Performance Period” means the period starting January 1, 2018 through and including June 30, 2018. The “Second-Half Performance Period” means the period starting July 1, 2018 through and including December 31, 2018.

Eligibility

Eligibility under the Plan does not represent a commitment or guarantee that a participant will receive any payment under the Plan. If, for any reason, a participant is not an active employee of Pandora (or one of its eligible subsidiaries as determined by the Compensation Committee of Pandora’s Board of Directors (the “Compensation Committee”)) on the date on which payments hereunder are made, such participant will not be eligible to receive a bonus under the Plan. Furthermore, the decision to pay any bonus under the Plan remains in the full discretion of the Compensation Committee.

Selected employees are eligible to participate in the Plan, based on position and level (an “Eligible Position”). To receive a bonus payment, if any, under the Plan, an employee in an Eligible Position must remain an active employee through the date on which payments hereunder are made (“Eligible Employee”).

New Hires and Promotions into Eligible Positions. Employees hired or promoted into an Eligible Position after the beginning of the Plan Year will have any bonus prorated to reflect the length of time employed in an Eligible Position during the Performance Period in which they were hired or promoted. However, employees hired, or promoted, into an Eligible Position for the first time on or after June 1, 2018 will not be eligible to participate in the Plan until July 1, 2018, and employees hired, or promoted, into an Eligible Position for the first time on or after December 1, 2018 will not be eligible to participate in the Plan.

Changes Between Eligible Positions. Eligible Employees who move from one Eligible Position to another Eligible Position with a different Target Bonus (as defined below) will have any bonus prorated to reflect the different Target Bonus amounts based on the length of time employed in each Eligible Position during the Performance Period.

Prorated Bonus for Approved Leave of Absence. Eligible Employees who take an approved leave of absence for longer than ten (10) consecutive business days will have any bonus prorated to exclude the time period during which they were on the approved leave of absence. This proration of the bonus (if any) would occur regardless of whether the Eligible Employee received partial or full salary continuation or other pay during the leave of absence.

Target Bonus Opportunity

Each Eligible Position is assigned a target bonus opportunity (“Target Bonus”), generally expressed as a percentage of earned salary for the applicable Performance Period. Each participant’s manager will discuss the participant’s Target Bonus with the participant. There is no guarantee that a participant will receive a Target Bonus, and a participant may receive a lower or higher amount or no bonus.

Plan Administration

The Compensation Committee will have sole discretion to determine the aggregate pool (the “Bonus Pool”) under the Plan, as described below, depending solely upon its assessment of Pandora’s overall performance measured against objectives that the Compensation Committee and management will determine at its sole discretion. In exercising its discretion, the Compensation Committee will consider any extraordinary activities during the year, including mergers, acquisitions, new market expansion and other strategic initiatives. Pandora and the Compensation Committee may amend, suspend or terminate the Plan at any time and in any manner. All payments under the Plan are discretionary. Regardless of whether any specific performance metrics are set for any Performance Period, the decisions as to whether, and how much, to fund the Bonus Pool remain in the full discretion of the Compensation Committee, and Pandora’s financial results for any Performance Period shall not be deemed to give any Eligible Employee a right to any payment under the Plan.

The Incentive Committee of Pandora (the “Incentive Committee”) is responsible for administering the Plan with respect to Eligible Employees who are not executive officers of Pandora (“Non-Executive Employees”), subject to the direction of the Compensation Committee. Members of the Incentive Committee shall be the CEO and/or any officers or managers appointed by the CEO to the Incentive Committee. The Incentive Committee will, in its discretion, determine a Non-Executive Employee’s eligibility under the Plan, including whether part-time employees are eligible and whether Pandora will pay prorated bonuses for Non-Executive Employees who retire (and, if so, the retirement criteria) or die during the Plan Year. All determinations, interpretations, rules and decisions of the Compensation Committee and/or the Incentive Committee shall be conclusive and binding upon all persons claiming to have any interest or right under the Plan.

Bonus Payments

In order to receive any payment under the Plan, an Eligible Employee must remain an active employee through the date on which payments hereunder are made. If, before such date(s), a Plan participant’s employment is terminated (whether by the participant or by Pandora, regardless of the reason), the participant will not be eligible to receive a bonus under the Plan, subject to the Incentive Committee’s discretion to pay a prorated bonus in the event of a Non-Executive Employee’s retirement or death during the Plan Year.

The Compensation Committee will determine the Bonus Pool and the individual payments to each executive officer of Pandora.

With respect to the Non-Executive Employees, the Incentive Committee shall have the discretion to determine the portion of the remaining Bonus Pool that will be awarded to any participant or to any department or business unit and to delegate responsibility for determining participant payments to the participant’s manager.

As a result, the actual payment to any participant of a bonus, if any, under the Plan is subject to the discretion of the Compensation Committee, the Incentive Committee and the participant’s manager.

Operating Guidelines

No Eligible Employee may rely on any verbal communication, agreement, or other information (verbal or written) outside of this Plan. Pandora reserves the right to amend, terminate or make significant changes to the Plan at any time and for any reason, with or without notice. Eligibility for a bonus under this Plan does not guarantee eligibility for any future payments or bonus programs.

At Will Employment

Nothing in the Plan shall confer upon any employee or other Plan participant any right to continued employment or service with Pandora for any specific duration or otherwise restrict in any way the rights of Pandora or any employee to terminate an Eligible Employee’s employment at any time, for any reason, with or without cause.

Tax Withholding

Pandora shall withhold from the payments under the Plan all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions, and as a condition precedent to payment under the Plan, all recipients shall make arrangements satisfactory to Pandora for the payment of any personal income or other taxes. All payments hereunder are intended to qualify for the short-term deferral exception from Section 409A of the Internal Revenue Code and, if required to qualify for such exception, shall be made no later than two and a half (2 and 1/2) months following the end of the taxable year in which an individual becomes legally entitled to, or vested in, a payment hereunder.

Miscellaneous

This Plan is unfunded. In no event may a participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan or relating hereto. At no time will any such right or interest under the Plan be subject to the claims of any participant’s creditors or liable to attachment, execution or other legal process.